Exhibit 99.1

Three World Financial Center
200 Vesey Street, 10th Floor
New York, New York 10281-1010
FOR IMMEDIATE RELEASE
TUESDAY, OCTOBER 24, 2006
CRYSTAL RIVER CAPITAL, INC. ANNOUNCES EFFECTIVENESS OF
SHELF REGISTRATION STATEMENT RELATING TO RESALE OF PRIVATELY PLACED SHARES
NEW YORK, NY—October 24, 2006—Crystal River Capital, Inc. (“Crystal River”) (NYSE:CRZ) today announced that the Securities and Exchange Commission has declared effective its Registration Statement on Form S-11 (File No. 333-130257) (the “Registration Statement”) relating to the resale of 17,400,000 shares of its common stock. All of these shares of common stock were originally issued and sold in a privately placed common stock offering in March 2005. Under the Registration Statement, the selling stockholders listed in the prospectus are permitted, but are not obligated, to sell, from time to time, some or all of their respective shares covered by the prospectus. Crystal River will not receive any proceeds from the sale of shares under the Registration Statement.
A copy of the prospectus may be obtained from Crystal River Capital, Inc., Three World Financial Center, 200 Vesey Street, 10th Floor, New York, New York 10281-1010, Attention: Investor Relations. It is also available on Crystal River’s website at http://ir.crystalriverreit.com/sec.cfm or on the Securities and Exchange Commission’s website at http://www.sec.gov.
If you are a stockholder, are not currently listed as a selling stockholder in the above-referenced Registration Statement and wish to request to be listed as a selling stockholder in the above-referenced Registration Statement, you must provide Crystal River with a completed selling stockholder questionnaire. A copy of the questionnaire may be obtained from Crystal River by contacting Investor Relations by mail at c/o Crystal River Capital, Inc., Three World Financial Center, 200 Vesey Street, 10th Floor, New York, New York 10281-1010, or by e-mail at info@crystalriverreit.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Crystal River
Crystal River Capital, Inc. is a publicly-traded real estate investment trust (NYSE: CRZ) that invests in real estate related securities, real estate loans and instruments, and various other asset classes. Crystal River is externally managed and advised by Hyperion Brookfield Crystal River Capital Advisors, LLC, a wholly-owned subsidiary of Hyperion Brookfield Asset Management, Inc., and has retained Brookfield Crystal River Capital L.P. and Ranieri & Co., Inc. as sub-advisors. Crystal River’s investment philosophy is predicated on the concept of relative value. The Company intends to invest in opportunities along the real estate investment spectrum that are consistent with its goals of sustainable income and strong asset performance. Crystal River’s manager and its affiliates have extensive experience managing Crystal River’s targeted asset classes for institutional and retail investors. Crystal River commenced operations in March 2005; and as of June 30, 2006 had in excess of $3.1 billion in assets.
For more information about Crystal River or a copy of this press release, visit its website at http://www.crystalriverreit.com.
COMPANY CONTACT
Marion Hayes
Assistant Vice President
Hyperion Brookfield Asset Management, Inc.
(212) 549-8413
mhayes@hyperionbrookfield.com
[CRZ-F]